Exhibit 5.1

Chrysler Center 666 Third Avenue New York, NY 10017 212-935-3000 www.mintz.com

June 9, 2021

Hydrofarm Holdings Group, Inc.

Fairless Hills, Pennsylvania 19030

Ladies and Gentlemen:

We have acted as legal counsel to Hydrofarm Holdings Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for resale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to an aggregate of 3,369,138 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) underlying certain warrants (the “Warrants”) acquired pursuant to a private placement by the Company which concluded on October 30, 2018. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect; certain resolutions of the board of directors of the Company relating to the sale of the Shares; the Warrants; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Our opinion is limited to the United States federal laws and the state laws of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

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MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Based upon the foregoing, as subject to the limitations set forth herein, we are of the opinion that the Shares have been duly authorized, and when issued and sold in accordance with the terms and conditions of the Warrants and the prospectus, as applicable, will be validly issued, fully paid and non-assessable

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.